SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration under
              Section 12(g) of the Securities Exchange Act of 1934
              or Suspension of Duty to File Reports UnderSection 13
               and 15(d) of the Securities Exchange Act of 1934.

                         Mission Critical Software, Inc.
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             (Exact name of registrant as specified in its charter)

   Delaware                         000-26205                76-0509513
   --------                         ---------                ----------
(State or other                  (Commission               (I.R.S. Employer
jurisdiction of                  File Number)           Identification Number)
incorporation)

                   13939 Northwest Freeway, Houston, TX 77040
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                    (Address of principal executive offices)

                                 (713) 548-1700
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              (Registrant's telephone number, including area code)

                    Common Stock, par value $0.001 per share
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            (Title of each class of securities covered by this Form)

                                       N/A
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           (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)      [X]          Rule 12h-3(b)(1)(ii)     [ ]
       Rule 12g-4(a)(1)(ii)     [ ]          Rule 12h-3(b)(2)(1)      [ ]
       Rule 12g-4(a)(2)(i)      [ ]          Rule 12h-3(b)(2)(ii)     [ ]
       Rule 12g-4(a)(2)(ii)     [ ]          Rule 15d-6               [ ]
       Rule 12h-3(b)(1)(i)      [ ]

       Approximate number of holders of record as of the certification or notice
date:   1
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


     Pursuant to the requirements of the Securities Exchange Act of 1934 Mission Critical Software, Inc. has caused this Certification/Notice to be signed on its behalf by the undersigned duly authorized person.

                                             MISSION CRITICAL SOFTWARE, INC.



Date: May 12, 2000                           By:  /s/ Stephen E. Odom
                                                --------------------------------
                                                Name: Stephen E. Odom
                                                Title:   Chief Financial Officer